Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TIDEWATER INC.

Adopted in accordance with the provisions of §303, §242, and §245 of the

General Corporation Law of the State of Delaware

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Tidewater Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

A.	The name of the Corporation is Tidewater Inc. The Corporation was originally incorporated under the name of Tidewater Marine Service, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 7, 1956 and was restated by the Restated Certificate of Incorporation filed with the Secretary of State of Delaware on July 27, 1993.

B.	On May 17, 2017, the Corporation and certain of its affiliates filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 17-11132). This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 303, Section 242, and Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to the authority granted to the Corporation under Section 303, Section 242, and Section 245 of the DGCL to put into effect and carry out the Joint Prepackaged Chapter 11 Plan of Reorganization of Tidewater Inc. and its Affiliated Debtors (the “Plan”), as confirmed on July 17, 2017 by order (the “Order”) of the Bankruptcy Court. Provision for the filing of this Amended and Restated Certificate of Incorporation is contained in the Plan as confirmed by the Order of the Bankruptcy Court having jurisdiction over the reorganization case of the Corporation under Chapter 11 of the Bankruptcy Code.

C.	This Amended and Restated Certificate of Incorporation has been duly executed and acknowledged by an officer of the Corporation.

D.	The text of the Amended and Restated Certificate of Incorporation reads as follows:

ARTICLE I

Name

The name of the corporation is “Tidewater Inc.” (the “Corporation”).

ARTICLE II

Address; Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purposes

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Capital Stock

4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 128,000,000 shares, divided into (a) 125,000,000 shares of Common Stock, with the par value of $0.001 per share (the “Common Stock”), and (b) 3,000,000 shares of Preferred Stock, without par value (the “Preferred Stock”). The authorized number of shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, and no separate vote of such class or series of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

4.2 Board Issuance of Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such series. The powers, designations, preferences and relative, participating, optional or other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series at any time outstanding.

4.3 Voting. Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Office of the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.2 (such certificate, a “Preferred Stock Designation”)) or by applicable law, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

4.4 Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts as the Board in its discretion shall determine.

4.5 Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

4.6 Prohibitions on Non-Voting Securities. For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) the Bankruptcy Code, the Corporation shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

ARTICLE V

Election of Directors

Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

Additional Statutory Procedures For Business Combinations With Interested Stockholders

The Corporation does hereby adopt and incorporate herein by this reference all of the provisions of Section 203 of the DGCL, except for the provisions of Section 203(b)(4) of the DGCL, and such adopted provisions shall govern and be applicable to the Corporation, notwithstanding any fact or circumstance where the Corporation does not have a class of voting stock that is (i) listed on a National Securities Exchange, (ii) authorized for quotation on an interdealer quotation system of a registered national securities association or (iii) held of record by more than 2,000 Stockholders.

ARTICLE VII

Limitation of Liability

To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this Article VII shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

ARTICLE VIII

Indemnification

8.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while holding such office or serving in such position, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in this Article VIII, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

8.2 Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VIII or otherwise.

8.3 Claims. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim; provided, that such 30 day period may be extended for a reasonable time, not to exceed an additional 30 days, if the Corporation in good faith requires such additional time to evaluate such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

8.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

8.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

8.6 Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

8.7 Other Indemnification and Prepayment of Expenses. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE IX

Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-laws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware. To the fullest extent permitted by applicable law, any person who, or entity that, holds, purchases or otherwise acquires an interest in stock of the Corporation shall be deemed to have consented to the personal jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Article IX. To the fullest extent permitted by applicable law, if any action the subject matter of which is within the scope of this Article IX is filed in a court other than as specified above in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Court of Chancery of the State of Delaware, another court in the State of Delaware or the federal district court in the District of Delaware, as appropriate, in connection with any action brought in any such court to enforce this Article IX and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder.

ARTICLE X

Adoption, Amendment or Repeal of By-Laws

The Board is authorized to adopt, amend or repeal the By-laws.

ARTICLE XI

Compliance with U.S. Maritime Laws

11.1 Certain Definitions. For purposes of this Article XI, the following terms shall have the meanings specified below:

(a) A Person shall be deemed to be the “beneficial owner” of, or to “beneficially own”, or to have “beneficial ownership” of, shares of the capital stock of the Corporation to the extent such Person (i) would be deemed to be the “beneficial owner” thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such rule may be amended or supplemented from time to time, and any successor to such rule, and such terms shall apply to and include the holder of record of shares in the Corporation, or (ii) otherwise has the ability to exercise or to control, directly or indirectly, any interest or rights thereof, including any voting power of the shares of the capital stock of the Corporation, under any contract, understanding or other means; provided, however, that a Person shall not be deemed to be the “beneficial owner” of, or to “beneficially own” or to have “beneficial ownership” of, shares of the capital stock of the Corporation if the Board of Directors determines in accordance with this Article XI that such Person is not the beneficial owner of such shares for purposes of the U.S. Maritime Laws.

(b) “Effective Date” shall mean the date on which all conditions to the effectiveness of the Plan set forth therein have been satisfied or waived in accordance with the terms thereof.

(c) “Excess Shares” shall have the meaning ascribed to such term in Section 11.5 of this Article XI.

(d) “Excess Share Date” shall have the meaning ascribed to such term in Section 11.5 of this Article XI.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or supplemented from time to time.

(f) “Fair Market Value” of one share of a particular class or series of the capital stock of the Corporation shall mean the arithmetic average of the daily VWAP of one share of such capital stock for the twenty (20) consecutive Trading Days immediately preceding the date of measurement, or, if such capital stock is not listed or admitted for unlisted trading privileges on the New York Stock Exchange, NASDAQ Stock Market or other National Securities Exchange, the average of the reported closing bid and asked prices of such class or series of capital stock on such dates in the over-the-counter market or a comparable system as shown by a system of automated dissemination of quotations of securities prices then in common use comparable to the National Association of Securities Dealers, Inc. Automated Quotations System; provided, however, that if at such date of measurement there is otherwise no established trading market for such capital stock, or the number of consecutive Trading Days since the Effective Date is less than twenty (20), the “Fair Market Value” of a share of such capital stock shall be determined in good faith by the Board of Directors (or any duly authorized committee thereof).

(g) “National Securities Exchange” shall mean an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act, as such section may be amended or supplemented from time to time, and any successor to such statute, or the NASDAQ Stock Market or any successor thereto.

(h) “Non-U.S. Citizen” shall mean any Person other than a U.S. Citizen.

(i) “Permitted Percentage” shall mean, with respect to any class or series of capital stock of the Corporation: (i) with respect to all Non-U.S. Citizens in the aggregate, 24% of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding; and (ii) with respect to any individual Non-U.S. Citizen (and any other Non-U.S. Citizen whose ownership position would be aggregated with such Non-U.S. Citizen for purposes of the U.S. Maritime Laws), 4.9% of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding.

(j) “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof, or other entity.

(k) “Redemption Date” shall have the meaning ascribed to such term in Section 11.6(c)(iv) of this Article XI.

(l) “Redemption Notes” shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such notes shall be governed by the terms of an indenture to be entered into by and between the Corporation and a trustee, as may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

(m) “Redemption Notice” shall have the meaning ascribed to such term in Section 11.6(c)(iii) of this Article XI.

(n) “Redemption Price” shall have the meaning ascribed to such term in Section 11.6(c)(i) of this Article XI.

(o) “Trading Day” shall mean a day on which the principal National Securities Exchange on which shares of any class or series of the capital stock of the Corporation are listed is open for the transaction of business or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(p) “transfer” shall mean any transfer of beneficial ownership of shares of the capital stock of the Corporation, including original issuance of shares, issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation, transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or otherwise by operation of law.

(q) “transferee” shall mean any Person receiving beneficial ownership of shares of the capital stock of the Corporation, including recipient of shares resulting from the original issuance of shares and the issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation.

(r) “U.S. Citizen” shall mean a citizen of the United States within the meaning of the U.S. Maritime Laws, eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

(s) “U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor statutes thereto, as amended or supplemented from time to time.

(t) “U.S. Maritime Laws” shall mean, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering and interpreting such laws, statutes, rules and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

(u) “VWAP” means for any Trading Day, the price for securities (including Common Stock) determined by the daily volume weighted average price per unit of securities for such Trading Day on the New York Stock Exchange or NASDAQ Stock Market, as the case may be, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session), or if such securities are not listed or quoted on the New York Stock Exchange or NASDAQ Stock Market, as reported by the principal National Securities Exchange on which such securities are then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Trading Day.

(v) “Warrant” shall mean the right to purchase one share of any specified class or series of the capital stock of the Corporation at an exercise price of $0.001 per share governed by the terms of a warrant agreement to be on terms and conditions substantially in the form of the Creditor Warrant Agreement, dated as of July 31, 2017, between the Corporation and Computershare Inc. and Computershare Trust Company, N.A., collectively as Warrant Agent, with respect to other warrants with an exercise price of $0.001 per share, and to be entered into by and between the Corporation and a warrant agent, as such warrant agreement may be amended from time to time. A Warrant holder (or its proposed transferee) who cannot establish to the satisfaction of the Board of Directors that it is a U.S. Citizen shall not be permitted to exercise its Warrants to the extent the receipt of the shares upon exercise would cause such shares to constitute Excess Shares if they were issued. Holders of Warrants shall not have any rights or privileges of holders of shares of the Corporation, including any voting, dividend or distribution rights, until they exercise their Warrants and receive shares.

11.2 Restrictions on Ownership of Shares by Non-U.S. Citizens. Non-U.S. Citizens are not permitted to beneficially own, individually or in the aggregate, more than the applicable Permitted Percentage of each class or series of the capital stock of the Corporation. To help ensure that at no time Non-U.S. Citizens, individually or in the aggregate, become the beneficial owners of more than the applicable Permitted Percentage of the issued and outstanding shares of any class or series of capital stock of the Corporation, and to enable the Corporation to comply with any requirement that it be, and submit any proof that it is, a U.S. Citizen under any applicable law or under any contract with the United States government (or any agency thereof), the Corporation shall have the power to take the actions prescribed in Sections 11.3 through 11.8 of this Article XI. The provisions of this Article XI are intended to assure that the Corporation continues to qualify as a U.S. Citizen under the U.S. Maritime Laws so that the Corporation does not cease to be qualified: (a) under the U.S. Maritime Laws to own and operate vessels in the U.S. Coastwise Trade; (b) to operate vessels under an agreement with the United States government (or any agency thereof); (c) to be a party to a maritime security program agreement with the United States government (or any agency thereof), under 46 U.S.C. Chapter 531 or any successor statute thereto, with respect to vessels owned, chartered or operated by the Corporation; (d) to maintain a construction reserve fund under 46 U.S.C. Chapter 533 or any successor statute thereto; (e) to maintain a capital construction fund under 46 U.S.C. Chapter 535 or any successor statute thereto; or (f) to own, charter, or operate any vessel where the costs of construction, modification, or reconstruction have been financed, in whole or in part, by obligations guaranteed by the United States government (or any agency thereof) under 46 U.S.C. Chapter 537 or any successor statute thereto. The Board of Directors (or any duly authorized committee thereof) is specifically authorized to make all determinations in accordance with applicable law and this Amended and Restated Certificate of Incorporation to implement the provisions of this Article XI.

11.3 Stock Certificates.

(a) To implement the requirements set forth in Section 11.2 of this Article XI, the Corporation may, but is not required to, institute a dual stock certificate system such that: (i) each certificate representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a U.S. Citizen shall be marked “U.S. Citizen” and each certificate representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a Non-U.S. Citizen shall be marked “Non-U.S. Citizen”, but with all such certificates to be identical in all other respects and to comply with all provisions of the laws of the State of Delaware; (ii) an application to transfer shares shall be set forth on the back of each certificate, in which a Person seeking to take title to the shares represented by such certificate shall apply to the Corporation to transfer the number of shares indicated therein and shall certify as to its citizenship and the citizenship of any beneficial owner for whom or for whose account such Person will hold such shares; (iii) a certification (which may include as part thereof a form of affidavit) upon which the Corporation and its transfer agent shall be entitled to rely conclusively shall be required to be submitted by each Person to whom or on whose behalf a certificate representing shares of the capital stock of the Corporation is to be issued (whether upon transfer or original issuance) stating whether such Person or, if such Person is acting as custodian, nominee, purchaser representative or in any other capacity for an owner, whether such owner, is a U.S. Citizen; and (iv) the stock transfer records of the Corporation may be maintained in such manner as to enable the percentages of the shares of each class or series of the Corporation’s capital stock that are beneficially owned by U.S. Citizens and by Non-U.S. Citizens to be confirmed. The Board of Directors (or any duly authorized committee thereof) is authorized to take such other ministerial actions or make such interpretations of this Amended and Restated Certificate of Incorporation as it may deem necessary or advisable in order to implement a dual stock certificate system consistent with the requirements set forth in Section 11.2 of this Article XI and to ensure compliance with such system and such requirements.

(b) A statement shall be set forth on the face or back of each certificate representing shares of each class or series of capital stock of the Corporation to the effect that: (i) such shares and the beneficial ownership thereof are subject to restrictions on transfer set forth in this Amended and Restated Certificate of Incorporation; and (ii) the Corporation will furnish without charge to each stockholder of the Corporation who so requests a copy of this Amended and Restated Certificate of Incorporation.

11.4 Restrictions on Transfers.

(a) No shares of any class or series of the capital stock of the Corporation may be transferred or issued (upon original issuance) to a Non-U.S. Citizen or a holder of record that will hold such shares for or on behalf of a Non-U.S. Citizen if, upon completion of such transfer or issuance, the number of shares of such class or series beneficially owned by Non-U.S. Citizens would exceed the applicable Permitted Percentage for such class or series. Any transfer or purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Corporation, the effect of which would be to cause one or more Non-U.S. Citizens in the aggregate to beneficially own shares of any class or series of capital stock of the Corporation in excess of the applicable Permitted Percentage for such class or series, shall be void and ineffective, and, to the extent that the Corporation knows of such transfer or purported transfer, neither the Corporation nor its transfer agent (if any) shall register such transfer or purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the transferee or purported transferee thereof as a stockholder of the Corporation for any purpose whatsoever (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the Corporation under this Article XI. In no event shall any such registration or recognition make such transfer or purported transfer effective unless the Board of Directors (or any duly authorized committee thereof) shall have expressly and specifically authorized the same.

(b) In connection with any purported transfer of shares of any class or series of the capital stock of the Corporation, any transferee or proposed transferee (including any recipient upon original issuance) of shares and, if such transferee or proposed transferee (or recipient) is acting as a fiduciary or nominee for a beneficial owner, such beneficial owner, may be required by the Corporation or its transfer agent to deliver a citizenship certification and such other documentation and information concerning its citizenship under Section 11.8 of this Article XI as the Corporation may request in its sole discretion. Registration and recognition of any transfer of shares shall be denied by the Corporation upon refusal to furnish any of the foregoing citizenship certifications, documentation or information requested by the Corporation. Each transferor of such shares shall reasonably cooperate with any requests from the Corporation to facilitate the transmission of requests for such citizenship certifications and such other documentation and information to the proposed transferee and such proposed transferee’s responses thereto.

(c) Notwithstanding any of the provisions of this Article XI, the Corporation shall be entitled to rely, without limitation, on the stock transfer and other stockholder records of the Corporation (and its transfer agent) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

11.5 Excess Shares. If on any date, including, without limitation, any record date (each, an “Excess Share Date”), the number of shares of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens should exceed the applicable Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the Corporation (such shares in excess of the applicable Permitted Percentage, the “Excess Shares”), then the shares of such class or series of capital stock of the Corporation that constitute Excess Shares for purposes of this Article XI shall be (x) those shares that have been acquired by or become beneficially owned by Non-U.S. Citizens, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such applicable Permitted Percentage to be exceeded, or (y) those shares beneficially owned by Non-U.S. Citizens that exceed the applicable Permitted Percentage as the result of any repurchase or redemption by the Corporation of shares of its capital stock, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and going in reverse chronological order of acquisition; provided, however, that: (a) the Corporation shall have the sole power to determine, in the exercise of its reasonable judgment, those shares of such class or series that constitute Excess Shares in accordance with the provisions of this Article XI; (b) the Corporation may, in its reasonable discretion, rely on any reasonable documentation provided by Non-U.S. Citizens with respect to the date and time of their acquisition of beneficial ownership of Excess Shares; (c) if the acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of acquisition is not definitively established, then the order in which such acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Corporation may, in its reasonable discretion, deem appropriate; (d) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen shall be deemed to have been acquired, for purposes of this Article XI, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (e) the Corporation may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Corporation pursuant to this Section 11.5 as to which shares of any class or series of the Corporation’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

11.6 Redemption.

(a) In the event that (i) Section 11.4(a) of this Article XI would not be effective for any reason to prevent the transfer of beneficial ownership of any Excess Share of any class or series of the capital stock of the Corporation to a Non-U.S. Citizen, (ii) a change in the status of a Person from a U.S. Citizen to a Non-U.S. Citizen causes a share of any class or series of capital stock of the Corporation of which such Person is the beneficial owner to constitute an Excess Share, (iii) any repurchase or redemption by the Corporation of shares of its capital stock causes any share of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens to exceed the applicable Permitted Percentage, or (iv) the original issuance by the Corporation of a share of any class or series of capital stock of the Corporation to a Non-U.S. Citizen results in such share constituting an Excess Share, then, the Corporation, by action of the Board of Directors (or any duly authorized committee thereof), in its sole discretion, shall have the power to redeem, unless such redemption is not permitted under the DGCL or other provisions of applicable law, such Excess Share; provided, however, that the Corporation shall not have any obligation under this Section 11.6 to redeem any one or more Excess Shares.

(b) Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this Section 11.6 are so redeemed by the Corporation at its option and beginning on the first Excess Share Date for the classes or series of the Corporation’s capital stock of which such Excess Shares are a part,

(i) the holders of such Excess Shares subject to redemption shall (so long as such Excess Shares exist) not be entitled to any voting rights with respect to such Excess Shares, and

(ii) the Corporation shall (so long as such Excess Shares exist) pay into an escrow account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares.

Full voting rights shall be restored to any shares of a class or series of capital stock of the Corporation that were previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been previously paid into an escrow account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Section 11.6(c)(iii) of this Article XI), provided, however, that such shares have not been already redeemed by the Corporation at its option pursuant to this Section 11.6.

(c) The terms and conditions of redemptions by the Corporation of Excess Shares of any class or series of the Corporation’s capital stock under this Section 11.6 shall be as follows:

(i) the per share redemption price (the “Redemption Price”) for each Excess Share shall be paid by the issuance of one Warrant for each Excess Share; provided, however, that if the Corporation determines that a Warrant would be treated as capital stock under the U.S. Maritime Laws or that the Corporation may not issue Warrants for any reason, then the Redemption Price shall be paid, as determined by the Board of Directors (or any duly authorized committee thereof) in its sole discretion, (A) in cash (by wire transfer or bank or cashier’s check), or (B) by the issuance of Redemption Notes or (C) by any combination of cash and Redemption Notes;

(ii) with respect to the portion of the Redemption Price being paid in whole or in part by cash and/or by the issuance of Redemption Notes, such portion of the Redemption Price shall be the sum of (A) the Fair Market Value of such Excess Share as of the date of redemption of such Excess Share plus (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into an escrow account by the Corporation pursuant to Section 11.6(b) of this Article XI;

(iii) written notice of the date on which the Excess Shares shall be redeemed (the “Redemption Date”), together with a letter of transmittal to accompany certificates, if any, representing the Excess Shares that are surrendered for redemption shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Corporation (the “Redemption Notice”), unless such notice is waived in writing by any such holders;

(iv) the Redemption Date (for purposes of determining right, title and interest in and to the Excess Shares to be redeemed) shall be the later of (A) the date specified in the Redemption Notice sent to the record holder of the Excess Shares (which shall not be earlier than the date of such notice), and (B) in the case of payment of the Redemption Price by Warrants or Redemption Notes, the date on which the Corporation shall have issued the Warrants or the Redemption Notes for the benefit of such record holder, or, in the case of payment of the Redemption Price by cash only, the date on which the Corporation shall have irrevocably deposited in trust or set aside for the benefit of such record holder a sum sufficient to pay the Redemption Price, or, in the case of payment of the Redemption Price by a combination of cash and Redemption Notes, the date on which the Corporation shall have issued the Redemption Notes for the benefit of such record holder and irrevocably deposited in trust or set aside for the benefit of such record holder a sum sufficient to pay the cash portion of the Redemption Price;

(v) each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to Section 11.6(c)(iv) of this Article XI)), (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation against the simultaneous payment of the Redemption Price, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;

(vi) in the case of the Redemption Price paid in whole by cash, if a Redemption Notice has been duly sent to the record holders of the Excess Shares to be redeemed and the Corporation has irrevocably deposited or set aside cash consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares, then dividends shall cease to accrue on all such Excess Shares to be redeemed, all such Excess Shares shall no longer be deemed outstanding and all right, title and interest in respect of such Excess Shares shall forthwith cease and terminate, except only the right of the record holders thereof to receive the Redemption Price, without interest;

(vii) without limiting Section 11.6(c)(vi) above, on and after the Redemption Date, all right, title and interest in respect of the Excess Shares to be redeemed by the Corporation (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon (and may be either retired or held by the Corporation as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; and

(viii) upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record.

(d) Nothing in this Section 11.6 shall prevent the recipient of a Redemption Notice from transferring its shares before the Redemption Date if such transfer is otherwise permitted under this Amended and Restated Certificate of Incorporation and applicable law and the recipient provides notice of such proposed transfer to the Board of

Directors along with the documentation and information required under Section 11.4(b) establishing that such proposed transferee is a U.S. Citizen to the satisfaction of the Board of Directors in its sole discretion before the Redemption Date. If such conditions are met, the Board of Directors shall withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof shall proceed on the Redemption Date in accordance with this Section and the Redemption Notice.

11.7 Citizenship Determinations. The Corporation shall have the power to determine, in the exercise of its reasonable judgment and with the advice of counsel, the citizenship of the beneficial owners and the transferees or proposed transferees of any class or series of the Corporation’s capital stock for the purposes of this Article XI. In determining the citizenship of the beneficial owners or their transferees or proposed transferees or, in the case of original issuance, any recipient (and, if such transferees, proposed transferees or recipients are acting as fiduciaries or nominees for any beneficial owners, with respect to such beneficial owners) of any class or series of the Corporation’s capital stock, the Corporation may rely on the stock transfer records of the Corporation and the citizenship certifications required under Section 11.4(b) of this Article XI and the written statements and affidavits required under Section 11.8 of this Article XI given by the beneficial owners or their transferees or proposed transferees, or, in the case of original issuance, any recipients (or any beneficial owners for whom such transferees or proposed transferees or recipients are acting as fiduciaries or nominees) (in each case whether such certifications, written statements or affidavits have been given on their own behalf or on behalf of others) to prove the citizenship of such beneficial owners, transferees, proposed transferees or recipients (or any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees). The determination of the citizenship of such beneficial owners, transferees, proposed transferees and recipients (and any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees) may also be subject to proof in such other manner as the Corporation may deem reasonable pursuant to Section 11.8(b) of this Article XI. The determination of the Corporation at any time as to the citizenship of such beneficial owners, transferees, proposed transferees and recipients (and any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees) in accordance with the provisions of Article XI shall be conclusive.

11.8 Requirement to Provide Citizenship Information.

(a) In furtherance of the requirements of Section 11.2 of this Article XI, and without limiting any other provision of this Article XI, the Corporation may require the beneficial owners of shares of any class or series of the Corporation’s capital stock to confirm their citizenship status from time to time in accordance with the provisions of this Section 11.8, and, as a condition to acquiring and having beneficial ownership of shares of any class or series of capital stock of the Corporation, every beneficial owner of any such shares must comply with the following provisions:

(i) promptly upon a beneficial owner’s acquisition of beneficial ownership of five (5%) percent or more of the outstanding shares of any class or series of capital stock of the Corporation, and at such other times as the Corporation may determine by written notice to such beneficial owner, such beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the U.S. Maritime Laws, including 46 C.F.R. part 355;

(ii) promptly upon request by the Corporation, each beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the U.S. Maritime Laws, including 46 C.F.R. part 355;

(iii) promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the Corporation specified by the Corporation in its request;

(iv) every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Corporation’s capital stock beneficially owned by such beneficial owner to provide, to the Corporation such beneficial owner’s address; and

(v) every beneficial owner must provide to the Corporation, at any time such beneficial owner ceases to be a U.S. Citizen, as promptly as practicable but in no event less than five business days after the date such beneficial owner becomes aware that it has ceased to be a U.S. Citizen, a written statement, duly signed, stating the name and address of the beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.

(b) The Corporation may at any time require reasonable proof, in addition to the citizenship certifications required under Section 11.4(b) of this Article XI and the written statements and affidavits required under Section 11.8(a) of this Article XI, of the citizenship of the beneficial owner or the transferee, proposed transferee or, in the case of original issuance, the recipient (and, if such transferee, proposed transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of shares of any class or series of the Corporation’s capital stock.

(c) In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 11.8 of this Article XI) from a beneficial owner of shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section 11.4(b) of this Article XI, a written statement, an affidavit and/or reasonable documentation required under Section 11.8(a) of this Article XI, and/or additional proof of citizenship required under Section 11.8(b) of this Article XI, and (ii) such beneficial owner fails to provide the Corporation with the requested documentation by the date set forth in such written request, then (x) the voting rights of such beneficial owner’s shares of the Corporation’s capital stock shall be suspended, and (y) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into an escrow account, until such requested documentation is submitted in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article XI; provided, however, that the Corporation, acting through its Board of Directors, shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub-clauses (x) and/or (y) of this clause (ii) to any of the shares of such beneficial owner in any particular instance.

(d) In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 11.8 of this Article XI) from the transferee or proposed transferee of, or, in the case of original issuance, the recipient (and, if such transferee, proposed transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of, shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section 11.4(b) of this Article XI, a written statement, an affidavit and/or reasonable documentation required under Section 11.8(a) of this Article XI, and/or additional proof of citizenship required under Section 11.8(b) of this Article XI, and (ii) such Person fails to submit the requested documentation in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article XI, by the date set forth in such written request, the Corporation, acting through its Board of Directors (or any duly authorized committee thereof), shall have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Corporation and may prohibit and/or void such transfer, including by placing a stop order with the Corporation’s transfer agent, until such requested documentation is so submitted and the Corporation is satisfied that the proposed transfer of shares will not result in Excess Shares.

11.9 Severability. Each provision of this Article XI is intended to be severable from every other provision. If any one or more of the provisions contained in this Article XI is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article XI shall not be affected, and this Article XI shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.

11.10 NYSE Transactions. Nothing in this Article XI shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other National Securities Exchange or automated inter-dealer quotation system for so long as any class or series of the capital stock of the Corporation is listed on the New York Stock Exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Article XI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article XI.

ARTICLE XII

Certificate Amendments

The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article XII.

ARTICLE XIII

Written Consent Prohibition

Except as otherwise provided for or fixed pursuant to Article XIII or any Preferred Stock Designation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the voting power of the outstanding shares of capital stock of the Corporation, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article XIII.

IN WITNESS WHEREOF, the undersigned on behalf of the Corporation for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Amended and Restated Certificate this 31st day of July, 2017.

By:	/s/ Bruce D. Lundstrom
	Name:	Bruce D. Lundstrom
	Title:	Executive Vice President, General Counsel and Secretary

Signature Page to Amended and Restated Certificate of Incorporation of Tidewater Inc.